Exhibit 10.29

09/27275

Books of Council and Session

Extract Registered 10 July 2009

SUB-LEASE

PHOTO-ME INTERNATIONAL PLC BIOSIL LIMITED

SHEPHERD & WEDDERBURN LLP

LP 1 EDINBURGH 6

09/27275

AT EDINBURGH the Tenth day of July Two thousand and nine the Deed hereinafter reproduced was presented for registration in the Books of the Lords of Council and Session for preservation and execution and is registered in the said Books as follows:-

SUB-LEASE

between

PHOTO-ME INTERNATIONAL PLC (registered in England, no 00735438), having its registered office at Church Road, Bookham, Surrey, KT23 3EU (who and whose successors in right of the tenants’ part of the Head Lease aftermentioned are hereinafter referred to as the Principal Tenants”); and

BIOSIL LIMITED a company incorporated in the Isle of Man with Company Number 002708V and having their Registered Office in the Isle of Man at Global House, Isle of Man Business Park, Cooil Road, Douglas, IM2 2QZ and also registered as a Foreign Company in the United Kingdom with Company Number FC015985 and having their Registered Office in the United Kingdom at M&N Group Limited, 118 London Road, Kingston Upon Thames, Surrey KT2 6QJ (who and whose permitted successors, in substitution therefor, and assignees are hereinafter referred to as “the Sub-Tenants”);

1.	Definitions and Interpretation

1.1.	Definitions

In this Sub-Lease (including this sub-clause) the following words and expressions shall have the following meanings:-

“Base Rate”	the Base Rate for the time being and from time to time of the Bank of Scotland (or in the event of said Base Rate ceasing to exist, such other equivalent rate as the Principal Tenants may determine);

“the Date of Entry”	2 April 2009;

“the Duration”	the period from (and including) the Date of Entry to 28 May 2017 or until the earlier termination of the Head Lease by whatever cause but declaring that the Sub-Tenants shall, if in full compliance with the terms of this Sub-Lease, have the right to terminate the Lease on the sixth anniversary of the Date of Entry being 2 April 2015 on giving not less then 12 months’ prior written notice of same to the Principal Tenants;

“the Head Landlords”	Royal Bank of Canada Trust Corporation Limited (registered in England, no. 00849073), having its registered office at 71 Queen Street, London, EC4V 4DE;

“the Head Lease”	the Lease entered into between Cumbernauld Development Corporation and Prontophot (UK) Limited dated 13 and 29 May 1992 and registered in the Land Register under Title Number DMB49124 on 30th June 1993, as varied by Assignation between Prontophot (UK) Limited and Photo-Me International plc dated 6 and 13 and registered in the Books of Council and Session on 19 April 1999:

“the Permitted Use”	for the purposes of storage and distribution and any other such use falling within Classes 4, 5 or 6 of the Schedule to the Town and Country Planning (Use Classes) (Scotland) Order 1997, together with ancillary office accommodation, and for no other purpose without the prior express written consent of the Principal Tenants and the Head Landlords, as required in terms of the Head Lease, which consents shall not be unreasonably withheld but shall not be deemed to have been granted without specific application being made in each case;

“the Premises”	those subjects described in Part One of the Schedule;

“Quarter Days”	the terms of Candlemas (28 February), Whitsunday (28 May), Lammas (28 August) and Martinmas (28 November) in each year and the expressions “Quarter Day” and “the relevant Quarter Day” shall be construed accordingly;

“the Reserved Rights”	the rights and reservations set out in Part Two of the Schedule;

“the Schedule”	the Schedule of two parts annexed as relative hereto;

“Specified Rate”	the rate of 4 per cent per annum above Base Rate;

1.2.	Interpretation

In this Lease:-

1.2.1	Words importing the singular shall include the plural and words incorporating the masculine gender shall include the feminine gender and vice versa and where there are two or more persons included in the expression “the Sub-Tenants”, obligations expressed or implied to be undertaken by the Sub-Tenants shall be deemed to be undertaken by such persons jointly and severally. The word “person” shall mean an individual, partnership, company, public authority or any other body whatsoever;

1.2.2	If the Sub-Tenants consist of a firm or partnership the obligations of the Sub-Tenants shall be binding jointly and severally not only on all persons who are partners of the firm at the time that this Sub-Lease is executed but also on all persons who shall become partners of the firm at any time during the Duration and their respective executors and representatives whomsoever as well as on the firm and its whole stock, funds, assets and estate without the necessity of discussing them in their order and such obligations shall subsist and remain in full force and effect notwithstanding any change or changes which may take place in the name of the firm or the constitution of the partnership whether by the assumption of a new partner or partners or by the retiral, death or outgoing for any other cause of any individual partner; Declaring that the retiral, death or outgoing of any individual partner shall not of itself discharge such partner or his executors from such partner’s joint and several liability in terms of this Sub-Lease, provided always that the Principal Tenants will not unreasonably withhold consent to the release of a retiring partner or the trustee in bankruptcy of a sequestrated partner or the estate of a deceased partner from liability under the Sub-Lease if the Principal Tenants are satisfied, acting reasonably, that the covenant of the remaining partners is sufficient to implement the obligations of the Sub-Tenant under this Sub-Lease. If the Sub-Tenants comprise more than one person the Principal Tenants shall be entitled to discharge any of the persons so comprised without in any way discharging any of the remaining persons so comprised in terms of this Sub-Lease;

1.2.3	Any reference to a statute or subordinate legislation shall include any modification, extension or re-enactment thereof for the time being in force and shall also include all instruments, orders and regulations for the time being made, issued or given thereunder or deriving validity therefrom;

1.2.4	Any obligation by the Sub-Tenants not to do an act or thing shall be deemed to include an obligation not to agree or suffer or permit such act or thing to be done by any agent, employee, invitee, contractor, licensee or others for whom the Sub-Tenants are responsible in law;

1.2.5	Any reference to an act, omission or default of the Sub-Tenants or the Principal Tenants shall be deemed to include an act, omission or default of their respective sub-tenants, agents, employees, invitees, contractors, licensees and others for whom the Sub-Tenants or the Principal Tenants (as the case may be) are responsible in law and/or their respective predecessors in title;

1.2.6	Any reference to any right or reservation exercisable by or for the benefit of the Principal Tenants shall be deemed to include the exercise of such right or reservation by any person or persons authorised by the Principal Tenants, and further, such right or reservation may be exercised by their agents, employees, professional advisers, workmen, contractors and others;

1.2.7	The clause and paragraph headings appearing in this Sub-Lease are for convenience only and do not form part of the text of this Sub-Lease and shall not affect the construction or interpretation of this Sub-Lease;

2.	The Grant

The Principal Tenants hereby let to the Sub-Tenants the Premises for the Permitted Use under reservation of the Reserved Rights and that for the Duration and at an initial rent ELEVEN THOUSAND EIGHT HUNDRED AND SIXTY NINE POUNDS (£11,869) STERLING per annum (subject always to the provisions for review hereinafter contained) payable in equal quarterly installments in advance on the Quarter Days with the first payment however falling due on the Date of Entry and being a proportionate payment calculated on a daily basis over a year for the period from the Date of Entry until the Quarter Day next following.

3.	Rent Review

3.1.	Review

With effect from each date specified in the Head Lease for review of the rent payable by the Principal Tenants under the Head Lease, (each such date being hereinafter referred to as a “Review Date”) the rent payable hereunder shall be reviewed and shall be the greater of:-

3.1.1	the rent payable immediately prior to the Review Date in question and

3.1.2	the rent payable by the Principal Tenants for the Premises as from the Review Date in question in terms of the Head Lease (“the reviewed rent”).

3.2.	Payment Pending Agreement

If the reviewed rent shall not have been agreed or determined under the terms of the Head Lease by the Review Date in question, the Sub-Tenants shall pay in respect of the period from the review date until the term day next following such agreement or determination a provisional rent equal to the amount specified in the Head Landlord’s notice in terms of the Head Lease the first payment of such provisional rent to be made on the review date and to be a proportionate payment in respect of the period from the review date until the next following term day credit being” given for any rent previously paid in respect of that period PROVIDED THAT if the rent payable on and from the term day next following the agreement or determination of the rental value of the subjects hereby let is less than or is greater than the provisional rent paid by the Sub-Tenants the Principal Tenants shall repay to the Sub-Tenants or the Sub-Tenants shall pay to the Principal Tenants as the case may be on the term day next following such agreement or determination a sum equal to the difference between the provisional rent paid by the Sub-Tenants and the rent which would have been payable hereunder if the said rental value had been agreed or determined prior to the review date (the “Balancing Payment”) with interest at a rate or rates One per centum per annum more than the overdraft rate or rates charged by joint stock banks from time to time.

3.3.	Rent Review Memorandum

If so required by the Principal Tenants, the Sub-Tenants shall enter into a Memorandum documenting the reviewed rent following each determination thereof.

3.4.	Intermediate Date of Review

If at any Review Date, the Head Landlords or Principal Tenants shall be obliged legally or otherwise to comply with any Act of Parliament, Statutory Order or Regulation dealing with the control of rent and which affects, restricts or modifies the right of the parties to determine the reviewed rent in accordance with the terms of the Head Lease or this Sub-Lease then on each occasion upon which any such enactment is removed, relaxed or modified, there shall be an intermediate date of review (hereinafter called an “intermediate date of review”) and the rent payable hereunder from an intermediate date of review to the next Review Date or intermediate date of review or the date of termination of this Sub-Lease (whichever shall first occur) shall be determined in like manner as the rent payable from each Review Date as hereinbefore provided.

3.5.	Review of Head Lease Rent

Without prejudice to Clause 11 hereof, the Principal Tenants shall not agree with the Head Landlords any increase in the annual rent payable under the Head Lease as from any Review Date except with the prior written consent of the Sub-Tenants, which consent shall not be unreasonably withheld or delayed. In the event of the review of the rent payable under the Head Lease being referred to an independent expert or arbiter for decision, the Principal Tenants shall obtain the consent of the Sub-Tenants (such consent not to be unreasonably withheld or delayed) before agreeing to the nomination or appointment of the same and shall give due regard to the written representations (if any) of the Sub-Tenants to the Principal Tenants in relation to the level of rent and shall keep the Sub-Tenants advised as to all communications to and from the expert or arbiter in connection therewith. The Sub-Tenants shall indemnify the Principal Tenants within 14 days of written demand of the costs properly and reasonably incurred by the Principal Tenants in connection with the review of rent under the Head Lease.

4.	Sub-Tenants’ Obligations

4.1.	Monetary Obligations

The Sub-Tenants bind and oblige themselves from the Date of Entry and throughout the Duration:-

4.1.1	To pay the rent from time to time payable in terms of this Sub-Lease without deduction or demand in equal quarterly instalments in advance on the Quarter Days by Banker’s Order or such other method as the Principal Tenants may from time to time direct, acting reasonably;

4.1.2	To pay all existing and future rates, taxes, charges, assessments, impositions and outgoings whatsoever (whether payable by the owner or occupier) charged, assessed or imposed on or in respect of the Premises other than taxes arising on the disposal or deemed disposal or other dealing by the Principal Tenants or Head Landlords with their interest in the Premises:

4.1.3	To reimburse to the Principal Tenants on demand all insurance premiums and other sums (including the cost of any insurance valuation, the amount of any policy excess and any insurance taxes) in respect of the Premises (or in the event of the policy of insurance relating to larger subjects the proportion of such premiums and other sums apportioned on the Premises by the Head Landlords or the Principal Tenants or by the Head Landlords’ insurers) properly incurred by the Principal Tenants in effecting and maintaining insurances in respect of the Premises in accordance with the provisions of the Head Lease (or paid to the Head Landlords by the Principal Tenants in terms of the Head Lease) together with interest at the rate of one per centum per annum more than the overdraft rate or rates of interest charged by joint stock banks during the non-payment of such sums);

4.1.4	To reimburse the Principal Tenants on demand:-

(i)	any shortfall in insurance monies which would otherwise have been recovered by the Head Landlords or the Principal Tenants where or to the extent that such shortfall arises as a consequence of some act, omission or default of the Sub-Tenants; and

(ii)	any increase in the cost of insuring the Premises or any other property in which the Principal Tenants or the Head Landlords have an interest above the rate which would otherwise be payable arising as a consequence of any act or omission or default of the Sub-Tenants or the use to which the Sub-Tenants or their sub-tenants or their respective predecessors in title have put the Premises whether at the Date of Entry or at any later date;

4.1.5	To pay on demand all properly incurred expenses, costs, charges and fees incurred by the Principal Tenants (including, where applicable, the proper incurred expenses, costs, charges and fees of the Head Landlords where payable by the Principal Tenants under the Head Lease):-

(i)	any stamp duty land tax on any land transaction pursuant to which this Sub-Lease and any such subsequent documentation is entered into and the costs of registering this Lease and any such subsequent documentation in the Books of Council and Session and obtaining three Extracts), and the Sub-Tenants will deliver to the Principal Tenants within 28 days of the effective date of any such land transaction a Land Transaction Return Certificate (SDLT5) (if required) in respect of the stamp duty land tax liability on any such land transaction in order to allow the Principal Tenants to register the Sub-Lease and any such subsequent documentation;

(ii)	relating to the collection of rent or any other payment due hereunder if overdue, the enforcement of or procuring the remedy of any breach of any obligation on the Sub-Tenants hereunder and the preparation and service of any Schedule of Dilapidations in terms of this Sub-Lease or of the Head Lease; and

(iii)	in relation to every application for consent or approval made under this Sub-Lease, whether such consent or approval is granted or refused;

4.1.6	To pay to the Principal Tenants in exchange for a valid VAT invoice addressed to the Sub-Tenants any Value Added Tax and/or any other tax or charge of a similar nature as shall be properly chargeable in respect of all monies (including rent) undertaken to be paid by the Sub-Tenants under this Sub-Lease all of which monies are for the avoidance of doubt expressed exclusive of Value Added Tax or such other tax as aforesaid;

4.1.7	To pay to the Principal Tenants on demand interest at the Specified Rate on all sums due to the Principal Tenants under this Sub-Lease but that remain unpaid for more than 14 days after demand from the due date for payment until the date of actual receipt of payment in full by the Principal Tenants, and as well before as after decree such interest to be calculated on a daily basis on the balance then outstanding and compounded quarterly on the Quarter Days;

4.1.8	To reimburse the Principal Tenants on demand all other sums of money properly paid or reimbursed by the Principal Tenants to the Head Landlords under and in terms of the Head Lease, other than rent due under the Head Lease and interest thereon and sums payable by the Principal Tenants in consequence of the Principal Tenants’ default under the terms of the Head Lease.

4.2.	Sub-Tenants Non-Monetary Obligations

Except to the extent (if any) inconsistent with the whole other terms and conditions of this Sub-Lease, to implement, fulfil, observe and comply with all obligations of a non-monetary nature contained or referred to in the Head Lease and incumbent on the Principal Tenants in terms thereof, and that whether relating to maintenance and repair, the use of the Premises or otherwise and that to the effect of freeing and relieving the Principal Tenants of all liability and responsibility in connection therewith; the whole said provisions shall be deemed incorporated herein mutatis mutandis and shall be directly enforceable by the Principal Tenants against the Sub-Tenants, and the Sub-Tenants shall keep the Principal Tenants indemnified against all claims, demands and liability in respect thereof (save where caused by the act, default or omission of the Principal Tenants);

4.3.	Dilapidations

To permit the Principal Tenants and others authorised by them on giving not less than 48 hours’ prior written notice (except in the case of emergency) to enter, examine and record the condition of the Premises and the Sub-Tenants shall upon notice being served by or on behalf of the Principal Tenants execute all repairs, renewals, replacements, removals and other works to the Premises as the Principal Tenants may require to procure compliance by the Sub-Tenants with the terms of this Sub-Lease, within 3 months (or such sooner if requisite having regard to the nature of the breach in question) from the date of such notice, and that to the reasonable satisfaction of the Principal Tenants and in case of default by the Sub-Tenants timeously to execute such works, the Principal Tenants and others as aforesaid shall be entitled to enter the Premises to execute all such works as aforesaid and the whole proper and reasonable costs and expenses incurred by the Principal Tenants in so doing shall be due and payable by the Sub-Tenants to the Principal Tenants upon written demand, provided always that those taking access to the Premises shall exercise such right of access in such a manner so as to cause the least practicable disturbance to the Sub-Tenants use and enjoyment of the Premises and shall make good forthwith and at their own cost, to the reasonable satisfaction of the Sub-Tenants, all damage caused to the Premises and the Sub-Tenants’ fixtures and fittings.

4.4.	Alterations

4.4.1	Not to make or permit to be made any alterations or additions to the Premises, not to place or permit to be placed on the Premises any erection or building, not to merge the Premises with any other premises and not to exhibit or affix any light, sign, aerial or other articles whatsoever on the exterior of any part of the Premises except in each case with the prior written consent of the Principal Tenants, and in accordance with such conditions as the Principal Tenants may impose and only in accordance with plans and specifications approved in writing by the Principal Tenants in advance, which consent and approval shall not be unreasonably withheld in the case of non-structural internal alterations only;

4.4.2	In relation to the Construction (Design and Management) Regulations 2007, where applicable:

(i)	to act as the sole client, in questions with the Landlords, and to notify the Health and Safety Executive to that effect if necessary in terms of Regulation 8 and to send to the Landlords at the same time a copy of the notification and, as soon as received, a copy of the acknowledgement of the notification from the Health and Safety Executive; and

(ii)	where necessary to notify the Health and Safety Executive of the project in terms of Regulation 21 and to send to the Landlords at the same time a copy of the notification;

4.4.3	To provide the Principal Tenants with full information regarding all works carried out to the Premises within 21 days of completion thereof sufficient to enable the Principal Tenants to update any existing Health and Safety file relating to the Premises;

4.4.4	On request to provide the Principal Tenants with a full and complete copy of any Health and Safety file prepared by or on behalf of the Sub-Tenants for the Premises properly updated to reflect all works carried out by the Sub-Tenants;

4.5.	User

Not to use or permit that the Premises or any part thereof be used otherwise than for general storage and any other such use falling under the Classes 4,5 and 6 of the Town and County Planning (Use Classes) (Scotland) Order 1997 without first obtaining the prior written consent of the Principal Tenants, and the Sub-Tenants shall be deemed to have satisfied themselves that the Premises are in all respects suitable for the foregoing purposes and that the use thereof for said purposes is duly authorised in terms of the Head Lease, the Planning Acts and otherwise.

4.6.	Re-Letting and For Sale Boards

To allow the Principal Tenants or their agents to enter the Premises at reasonable times previously agreed with the Sub-Tenants:-

4.6.1	during the last six months of this Sub-Lease to fix and keep on the Premises in a position to be selected by the Principal Tenants, acting reasonably, (but not so as materially to obstruct any window or ventilator or the Sub-Tenants’ signage) a noticeboard for re-letting the same; and

4.6.2	at any time throughout the Duration, to fix and keep on the Premises in a position to be selected by the Principal Tenants, acting reasonably, (but not so as materially to obstruct any window or ventilator or the Sub-Tenants’ signage) a noticeboard for selling the Premises, and not to obscure any such noticeboard and to permit all persons authorised by the Principal Tenants to view the Premises at reasonable hours and at times previously agreed between the Sub-Tenants and the Principal Tenants.

4.7.	Alienation

4.7.1	Not to assign or sub-let nor to part with or share possession or occupation of the Premises nor to charge nor to grant in favour of third parties rights over the same, whether in whole or in part, except with the prior written consent of the Principal Tenants which consent shall not be unreasonably withheld or delayed in the case of a respectable and responsible assignee of sound financial standing demonstrably capable of fulfilling the Sub-Tenants’ obligations under this Sub-Lease.

4.7.2	Within 21 days after any permitted assignation to deliver a certified copy of the deed effecting same to the Principal Tenants and within a further 12 weeks to deliver 2 official Extracts thereof from the Books of Council and Session and where appropriate to deliver to the Principal Tenants or their Agents a Sasine Extract or an Office Copy of any updated Land Certificate issued following such permitted assignation.

4.8.	Indemnity

To free and relieve and indemnify the Principal Tenants from and against liability in respect of any injury to or the death of any person, damage to any property, heritable or moveable, any interdict or court action, the infringement, disturbance or destruction of any right, servitude or privilege or otherwise by reason of or arising out of the repair, state of repair, or condition of the Premises or any alteration or addition or improvement to the Premises or the use of the Premises or from any act, omission or default of the Sub-Tenants in the implementation and observance of the obligations contained in this Sub-Lease and from all fees, penalties, charges, proceedings, costs, claims, expenses and demands of whatsoever nature in respect of any such liability.

4.9.	Removal

On the expiry or earlier termination of this Sub-Lease:-

4.9.1	to flit and remove from the Premises without any process of removal being used against them to that effect and to surrender the Premises to the Principal Tenants together with all additions and improvements made thereto, and all Principal Tenants’ fixtures and fittings in good, substantial and tenantable condition and repair, and to replace any broken or missing items with items of equal value and quality, and that without payment of compensation by the Principal Tenants;

4.9.2	to make good to the reasonable satisfaction of the Principal Tenants any damage caused by the removal of trade or tenants’ fixtures belonging to the Sub-Tenants;

4.9.3	to pay to the Principal Tenants all monies due in terms of this Sub-Lease up to the expiry or earlier termination thereof including without limitation rent, insurance premiums and the total value of the dilapidations as agreed in accordance with the terms of Clause 4.3 hereof;

4.9.4	unless otherwise agreed by the Principal Tenants in writing, to remove any alterations, additions, fittings or fixtures which may have been made or installed by or on behalf of the Sub-Tenants and to restore the Premises to their condition prior to such alterations, additions, fittings or fixtures having been carried out or installed; and

4.9.5	to deliver to the Principal Tenants the full and complete principal copy of the Health and Safety file for the Premises under the Construction (Design and Management) Regulations 2007, if applicable;

4.10.	Schedule of Dilapidations

The Principal Tenants shall be entitled at any time throughout the Duration, or after the date of expiry or earlier termination of this Sub-Lease, to compile a Schedule of Dilapidations being a list of those works which are in the opinion of the Principal Tenants required to restore the Premises to good, substantial and tenantable condition and repair in accordance with the whole other provisions of this Sub-Lease and to remove all such alterations, additions, fixtures and fittings as are referred to in sub-clause 4.9.3 and to make a reasonable estimate of the cost of having such works carried out and to require the Sub-Tenants to make payment of such cost, on demand, together with a sum equivalent to rent at the rate payable as at the date of expiry or earlier termination calculated on a daily basis over a year, for the period from the date of expiry or earlier termination until completion of such works as aforesaid.

5.	Principal Tenants’ Warranty

The Principal Tenants warrant that the Sub-Tenants may, on paying the rent and performing the obligations herein contained, and subject to the rights reserved to the Principal Tenants and others in terms of this Sub-Lease and to the Head Landlords and others under the Head Lease quietly enjoy the Premises during the period of this Sub-Lease. Nothing contained in this Sub-Lease shall however be deemed to constitute any warranty by the Principal Tenants that the Premises or any part thereof are authorised for use under the Planning Acts or otherwise for any specific purpose or that the Premises are fit for any of the Sub-Tenants’ purposes under this Sub-Lease.

6.	Principal Tenants’ Obligations

6.1.	Obligations Under Head Lease

Subject to the due implementation by the Sub-Tenants of all obligations hereunder, the Principal Tenants shall implement and comply with the whole obligations of a monetary and non-monetary nature incumbent on the Principal Tenants in their capacity as tenants under the Head Lease and the Principal Tenants shall on the request of the Sub-Tenants, acting reasonably, unless such request is demonstrably unreasonable having regard to the Principal Tenants’ interest in the Premises, adopt any procedure necessary to enforce the fulfilment of the obligations undertaken by the Head Landlords under the Head Lease but declaring that any such procedure shall be adopted at the sole cost of the Sub-Tenants.

6.2.	Abatement of Rent Under Head Lease

In the event of the Principal Tenants having the benefit of any suspension or abatement of rent (whether in whole or in part) under the Head Lease by reason of any damage to or destruction of the Premises such as to render the same unfit for occupation and use by the Sub-Tenants, the Principal Tenants shall allow the Sub-Tenants an equivalent suspension or abatement of the rent payable hereunder, until such time as the Premises are reinstated or until the suspension or abatement of rent under the Head Lease comes to an end whichever is the sooner.

7.	Irritancy

7.1.	Principal Tenants Entitlement to irritate

If (a) the rent or any other sum due to the Principal Tenants under this Sub-Lease shall remain unpaid for 14 days after the same shall have become due (whether or not the same has been demanded) or (b) if the Sub-Tenants shall fail to perform or observe any of the other obligations undertaken by them in this Sub-Lease or (c) if the Sub-Tenants (being a corporation) shall go into liquidation, (whether compulsory or voluntary), or have a receiver or administrator appointed or if the Tenants (being a company with unlimited liability) apply to limit their liability or in the event that the Sub-Tenants or any of them enter into a composition for the benefit of creditors or shall make any arrangement with their creditors, or shall become insolvent or apparently insolvent or have a curator or judicial factor appointed then and in any of these events it shall be in the power of the Principal Tenants by notice to bring this Sub-Lease to an end forthwith without any declarator or process of law to that effect and to remove the Sub-Tenants from possession of the Premises, and repossess and enjoy the same as if this Sub-Lease had not been granted and that without prejudice to any other remedy of the Principal Tenants in respect of any antecedent breach of any of the Sub-Tenants’ obligations hereunder, and under reservation of all rights and claims competent to the Principal Tenants in terms of this Sub-Lease (including those in respect of rent, insurance premiums and other monies due to the date of such removal and termination), which irritancy is hereby declared to be pactional and not penal and shall not be purgeable at the bar; Provided always that notwithstanding the foregoing provisions, where the basis of irritancy is one of the events in (c) of this clause then irritancy will not proceed unless the liquidator or other insolvency appointee (as the case may be) shall have failed to dispose of the Sub-Tenants’ interest by assignation (subject to the terms of consent thereto elsewhere provided in the Head Lease and the Sub-Lease) within one year of his appointment provided that in the interim and within the period stated in the Principal Tenants’ threat of irritancy notice the insolvency appointee shall in writing have in self proving form personally accepted and undertaken all of the obligations of the Sub-Tenants under the Sub-Lease and in the case of rent arrears have fully paid same and any accrued interest thereon.

7.2.	Remediable Breach

Notwithstanding, the foregoing provisions, in the case of a breach, non-observance or non-performance by the Sub-Tenants which is capable of being remedied, albeit late, the Principal Tenants shall not exercise any such option of forfeiture unless and until they shall first have given written notice to the Sub-Tenants specifying the breach, non-observance or non-performance and requiring the same to, be remedied and intimating their intention to exercise their option of forfeiture in the event of said breach, non-observance or non-performance not being remedied within such period as may be stated in the notice (being such reasonable period of time as the Principal Tenants shall stipulate in the notice having regard to the nature of breach in question and which in the case of rent and other monetary payments, however, shall be a period of 14 days only from the date of service of the notice) and the Sub-Tenants shall have failed to remedy the same within said period.

8.	Acceptance of Rent/No Waiver

The demand for or acceptance of rent (or other sums) by the Principal Tenants or their agents at any time shall not in any circumstances constitute nor be construed to be a waiver of any of the Sub-Tenants’ obligations under this Sub-Lease nor of the Principal Tenants’ remedies for breach thereof nor of the Principal Tenants’ right to review the rent under Clause 3 nor shall it personally bar the Principal Tenants from requiring such a review of rent in terms thereof.

9.	Notices

All notices which require to be given in terms of this Sub-Lease shall be in writing and shall be deemed to be sufficiently given if sent by recorded delivery post addressed (One) in the case of the Sub-Tenants, to the Sub-Tenants (if a body corporate) at their Registered Office and (if an individual) at his last known address in the United Kingdom and (if a partnership) to the partnership and any one or more of the partners thereof at the Premises or (in any case) at such other address as the Sub-Tenants may have notified in writing to the Principal Tenants and (Two) in the case of the Principal Tenants, to the Principal Tenants (if a body corporate) at their Registered Office and (if a person or partnership) at their last known address in the United Kingdom or (in either case) to such other address as the Principal Tenants may have notified to the Sub-Tenants in writing, and any such notice shall be deemed to have been served on the second business day after the date on which the same was posted (excluding weekends and public and statutory holidays). In proving service, it shall be sufficient to prove that the envelope containing the notice was duly addressed to the Principal Tenants or the Sub-Tenants as the case may be, and posted to the place to which it was so addressed in accordance with this Clause.

10.	Sub-Lease to Remain in Full Force and Effect

This Sub-Lease shall not be determined by reason of any damage to or destruction in whole or in part of the Premises but shall nevertheless continue in full force and effect for the whole duration of this Sub-Lease.

11.	No Variation of Head Lease

The Principal Tenants shall not, without the prior consent of the Sub-Tenants (which consent shall not be unreasonably withheld or delayed), enter into or agree to enter into any deed or arrangement varying or purporting to vary the provisions of the Head Lease in any way.

12.	Disclaimer of Liability

12.1.	No Liability arising from Services etc

Save in the event of any negligence on the part of the Principal Tenants the Principal Tenants shall at no time become liable to the Sub-Tenants for any loss, damage or expense or temporary deprivation sustained by the Sub-Tenants through any defect or deficiency whatsoever in the Premises or any other subjects owned by or leased to the Principal Tenants, nor any loss, damage or expense or temporary deprivation arising from the choking, bursting, overflowing, stoppage or failure of any water, gas or electricity supply, waste or other pipes, drains, sewers, rhones, conductors, gutters, ducts, water courses, cisterns or other services to the Premises.

12.2.	No Liability arising from Act, Neglect or Default

The Principal Tenants shall not be liable to the Sub-Tenants or their servants or visitors, save to the extent that vicarious liability arises, for any injury, death, damage, destruction or financial or consequential loss, whether to persons, property or goods, due directly or indirectly to the act, neglect or default of or any agent, servant or other person authorised by the Principal Tenants to enter the Premises or to the condition of the Premises.

13.	Principal Tenants’ Consent

13.1.	Head Landlords’ Consent

Where in this Sub-Lease the consent or approval of the Principal Tenants is required to any matter, the consent or approval of the Head Landlords in terms of the Head Lease shall also be required. Where in the Head Lease any matter is expressed to require the consent or approval of the Head Landlords, the consent or approval of the Principal Tenants hereunder shall also be required to such matter.

13.2.	Not Acting Unreasonably

Where the consent or approval of the Principal Tenants to any matter hereunder is not to be unreasonably withheld or delayed in terms hereof, it is expressly declared that the Principal Tenants shall not be deemed to have acted unreasonably in withholding or refusing consent or approval under this Sub-Lease where the Head Landlords have withheld or refused consent or approval under the Head Lease.

14.	Registration

The Principal Tenants and the Sub-Tenants consent to registration hereof for preservation and execution. IN WITNESS WHEREOF these presents typewritten on this and the sixteen preceding pages together with the Schedule annexed are subscribed as follows:- they are signed for and on behalf of the said Photo-Me International PLC by Robert Emerson Lowes, Company Secretary at Bookham on 2 April 2009 in the presence of Delmo Rinaldo Vincenzo Primo Mansi of Church Road, Bookham, Surrey; and they are subscribed for and on behalf of the said Biosil Limited by Ken Pearce, one of their Directors at Dublin on 29 April 2009 in the presence of Barry Peter Hatt of 6 Park Lane, Sandymount, Dublin 4

/s/ Del Mansi	/s/ Signature Illegible

/s/ Barry Hatt	/s/ Ken Pearce

This is the Schedule referred to in the foregoing Lease between Photo-Me International plc and

Biosil (UK) Limited relative to 123 Deerdykes View

SCHEDULE

Part One

The Premises

ALL and WHOLE the premises at 123 Deerdykes View, Westfield Industrial Area, Cumbernauld as more particularly described in the Head Lease together with all additions, alterations and improvements thereto and the Principal Tenants’ fittings and fixtures of every kind from time to time installed or fixed therein or thereon and reference in this Sub-Lease to the Premises shall in the absence of any provision to the contrary include any part or parts of the Premises;

Part Two

The Reserved Rights

There are excepted and reserved to the Principal Tenants and the Head Landlords and all other persons to whom the Principal Tenants or the Head Landlords may grant such rights:-

1,	the right to enter upon the Premises, with or without workmen and appliances and on reasonable prior notice (except in case of emergency) for all necessary purposes subject to making good any damage caused to the Premises thereby, and

2.	the right to erect and/or permit the erection of any new building or to alter, demolish or rebuild and/or permit the alteration, demolition or rebuilding of any building on any land adjacent, neighbouring or opposite the Premises;

and RESERVING ALWAYS to the Head Landlords all rights reserved to and by them under and in terms of the Head Lease.

Provided that in exercising any of the foregoing reserved rights the Principal Tenants will be obliged to ensure that:- (1) such rights will be exercised and carried out in such a way as to cause the least practicable disturbance and interference to the Sub-Tenants’ business and use and enjoyment of the Premises; (2) such rights will be exercised responsibly and reasonably and in accordance .with the principles of good estate management and (3) the Principal Tenants will make good, at the Principal Tenants’ expense, all loss and damage caused to the Premises and to the Sub-Tenants’ fixtures, fittings and stock.

/s/ Signature Illegible	PMI

/s/ Ken Pearce	BL

And the said Lords grant Warrant for lawful execution hereon.

EXTRACTED by me having commission to that effect from the Keeper of the Registers of Scotland.

[Illegible]